EXHIBIT 99.3

News

Investor Contact: Chip Merritt
610-738-6376
cmerritt@cephalon.com

Media Contact: Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

Cephalon, Inc. Completes Acquisition of Salmedix, Inc.

Frazer, PA –June 14, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced that today it has completed its previously announced acquisition of all of the outstanding capital stock of Salmedix, Inc.  As a result of the acquisition, Salmedix is now a wholly-owned subsidiary of Cephalon.

Cephalon will update 2005 guidance to reflect the impact, if any, of the Salmedix acquisition, the Company’s previously announced tender offer for its 2 ½ percent convertible notes and certain other transactions, when it releases second quarter earnings in early August.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company  dedicated to the discovery, development and marketing of innovative products to treat sleep and  neurological disorders, cancer and pain. Cephalon currently employs approximately 2,200 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral  transmucosal fentanyl citrate) [C-II] and more than 20 products internationally. Full prescribing  information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-  5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other  statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and  political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0981

U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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